Exhibit 10.8
PURCHASE AND SUPPY AGREEMENT
BETWEEN
HOME DIAGNOSTICS, INC.
AND
CONDUCTIVE TECHNOLOGIES
DATED February 8, 2006

CONTENTS

I	Definitions
II	Term and Termination
III	Supplier Performance
IV	Terms of Sale
V	Confidential Information
VI	Modification
VII	Waiver
VIII	Time is of the Essence
IX	Assignments and Delegation
X	Third Party Beneficiaries
XI	Successors and Assigns
XII	Force Majeure
XIII	Notice
XIV	Indemnification
XV	Further Assurances
XVI	Legal Counsel; Rules of Construction
XVII	Arbitration
XVIII	Choice of Law
XIX	Attorney’s Fees
XX	Entire Agreement
EXHIBITS

A	Specifications

PURCHASE AND SUPPLY AGREEMENT
THIS AGREEMENT is made and entered into in Fort Lauderdale, Broward County, Florida, this 8th of October, 2006 by and between HOME DIAGNOSTICS, INC., a Delaware corporation with its principal place of business at 2400 Northwest 55th Court, Fort Lauderdale, FL 33309, United States of America (“HDI”) and CONDUCTIVE TECHNOLOGIES with its principal place of business at 935 Borom Road, York, PA 17404 (“CT”) (hereinafter a “party” or the “parties”).
WHEREAS, HDI develops, manufactures, assembles, sells and markets diabetes management medical devices and supplies (the “Products”);
WHEREAS, HDI desires to purchase Materials from Supplier for inclusion in HDI’s Products, on the terms and conditions of this Agreement;
WHEREAS, Supplier desires to supply Materials to HDI for incorporation into Products on the terms and conditions of this Agreement; and
WHEREAS, the parties hereto desire that HDI purchase all of its requirements for the Materials from Supplier on the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section I : Definitions
1.1 “HDI Technical Information” shall mean any and all know-how, trade secrets, information, data, formulations, practices, techniques, knowledge, skill, procedures, process and the like, and all other clinical, physical and analytical, safety, quality control or proprietary data and information relating to the manufacture and use of Materials currently or hereafter in the possession of, or developed during the term hereof by HDI or its Affiliates.
1.2 “Confidential Information” shall have the meaning set forth in Section 2.
1.3 “Legal Requirements” shall mean all laws, statutes, ordinances, codes, rules, regulations, published standards, permits, judgments, decrees, writs, injunctions, rulings, orders and other requirements of all Public Authorities.
1.4 “Materials” shall mean HDI part number (s) detailed to the specifications set forth on Exhibit A.

1.5 “Person” shall mean any natural person, corporation, firm, trust, business trust, joint venture, association, organization, company, syndicate, partnership or other business entity, or any government, or any agency or political subdivision thereof or any other form or entity not specifically listed herein.
1.6 “Product” shall mean any product(s) currently being sold or marketed by HDI that are listed in Exhibit A.
1.7 “Public Authority” shall mean any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.
1.8 “Specification” shall mean the specification for the Materials as described in Exhibit A, as such specification may be amended from time to time, either by mutual agreement of HDI and Supplier or in response to directives issued by a relevant Public Authority in connection with the registration or marketing of the products in a particular jurisdiction.
1.9 “Third Party” shall mean any Person which is not an affiliate of any party hereto.
Section II : Term and Termination
2.1 Unless terminated sooner as hereinafter provided, this Agreement shall take effect on the Effective Date and extend for a term of three (3) years from the date hereof.
2.2 Unless terminated sooner as hereinafter provided, the parties shall negotiate in good faith to renew the terms of this Agreement six (6) months prior to the completion of the current three (3) year term for an additional 3 year period.
2.3 CT shall have the right at any time during the initial term or any renewal period hereof, by giving notice in writing to HDI, to terminate this Agreement forthwith without judicial action upon the occurrence of any of the following events:
(i)	Any breach of this Agreement by HDI not cured within thirty (45) business days after written notice thereof including breach of any open account payment terms which may be negotiated by the parties.

(ii)	Insolvency or bankruptcy of HDI, and/or the appointment of a trustee or receiver in bankruptcy for HDI, and/or assignment for the benefit of creditors, and/or sustained inability to perform obligations as the same become due;

(iii)	Inability or failure of HDI to make payments under this Agreement and any inability or failure of HDI to perform its obligations hereunder not cured within thirty (45) business days after written notice thereof;

2.4 HDI shall have the right at any time during the initial term or any renewal period hereof, by giving notice in writing to CT, to terminate this Agreement forthwith without judicial action upon the occurrence of any of the following events:
(i)	any breach of this Agreement by CT not cured within thirty (45) business days after written notice thereof; or

(ii)	Insolvency or bankruptcy of CT, and/or the appointment of a trustee or receiver in bankruptcy for CT, and/or assignment for the benefit of creditors, and/or sustained inability to perform obligations as the same become due.
2.5 Upon the expiration or termination of this Agreement for any reason, HDI and CT shall be bound by the terms of this Agreement with respect to all orders placed by HDI within the time frame of the current forecast prior to the date of such expiration or termination date; except if impacted as per Sections 2.3 and 2.4.
Section III : Supplier Performance
3.1 Subject to Section II hereof; CT agrees to manufacture and supply, and HDI agrees to purchase, such amounts of Material for use in products developed by HDI including but not limited to the Product, as HDI may from time to time order in accordance with the terms of this Agreement.
3.2 CT shall perform the manufacturing, quality control, processing, packaging and shipping necessary to supply the Materials to HDI for incorporation into the Product, all in accordance with Specification and accordance with the terms of this Agreement.
3.3 CT shall ensure that each shipment of the Materials supplied by CT has been analyzed as required in the Specification and conforms in all respects with the Specification. CT shall further ensure through the use of audits, conducted on a regular and ongoing basis, that raw materials used by CT to manufacture the Materials comply with Specifications.
3.4 In the event that the quantities of Materials are limited due to an Event of Force Majeure (as defined in Section XII hereof), CT shall notify HDI of such shortage as soon as possible and shall take mutually agreed upon measures to ensure that HDI’s demand for Material is satisfied.
3.5 If reasonably requested by HDI, all technical records relating to the manufacturing, supply or provision of Material by or on behalf of CT shall be retained for a period of at least 2 years for the date of delivery of the Material.
3.6 All Products sold to HDI shall be free from defects in material and workmanship and shall be manufactured in accordance with applicable GMP requirements (21 CFR Part 820) and shall conform to the specifications (“Specifications”) set forth in Exhibit I.

3.7 HDI shall be responsible for all shipping and insurance expenses.
Likewise, federal, state, or municipal taxes, now or hereafter imposed on shipping the Product to HDI facilities.
3.8 CT shall maintain and adjust a minimum finished goods safety stock of 2 weeks supply not to exceed 4 weeks. Safety Stock should be determined by averaging the previous 4 weeks order history.
3.9 CT shall submit invoices to HDI for each delivery, referencing HDI’s purchase order. HDI shall be responsible for verifying that the invoiced quantities of Material match the quantities invoiced. If a discrepancy is found, HDI should notify CT with twenty (20) business days of delivery. The two parities will work together in order to resolve any discrepancies.
3.10 Notwithstanding any other provision of this Agreement, CT shall provide to HDI at least 12 months prior written notice if CT decides to cease manufacturing Material prior to the expiration of this Agreement. The 12 months prior notice is required to allow sufficient time for HDI to locate and source material from an alternate supplier. During the 12 month notice period, CT shall continue to supply Material in response to HDI’s forecast in order to meet HDI product requirements in accordance with the terms hereof and shall, at HDI’s option, sell and deliver to HDI a 12 month supply of Material (based on the then most recent forecast) prior to CT ceasing production.
Section IV : Terms of Sale
4.1 Purchase Price – Unless the per Unit price is adjusted as set out in paragraph 4.2 the price for the Material shall be based upon the following Schedule A.
          Schedule A:

Base Arrays per Month	Price per Base Array
<20,000	$11.50
20,000 – 40,000	$10.50
40,001 – 60,000	$9.65
60,001 – 80,000	$9.20
80,001 – 100,000	$9.10
100,001 – 130,000	$9.00
4.2 Starting on the first anniversary of the date hereof, the per Unit price shall be adjusted annually; however, any increase shall not exceed the difference in the Consumer Price Index over the 12-month period to that time. Notwithstanding the previous sentence, if at any time during the term of this Agreement cost factors related to the raw materials increase or decreased by 5% or more of the total raw material costs from the date hereof, the parties agree to discuss in good faith appropriate adjustments to the price of Material hereunder to respond to such change in cost factors.

4.3 During the term of this Agreement both parties agree to pursue cost improvement initiatives. HDI and CTI shall share equally any reductions in costs associated with such improvement initiatives.
4.4 Forecast – Promptly upon execution hereof, HDI shall provide CT with a forecast detailing its anticipated requirement of Material on a monthly basis for the following 12-month period. The forecast shall be updated by HDI quarterly or more often if HDI considers its requirements have change by more than 20%. The first three months of each forecast shall be a binding commitment on CT and HDI for those three months. (If HDI has open purchase orders for a forward three month period; the purchase orders will supersede the rolling forecast) CT acknowledges that forecast quantities beyond three months are estimates only and are not binding on either party.
4.5 Orders – HDI shall issue a purchase order for Material deliveries. All terms and conditions of such purchase orders are hereby incorporated into this Agreement, except that if the terms and conditions of the purchase order are in conflict with this Agreement, this Agreement shall control.
Section V : Confidential Information
5.1 From time to time during the term of the Agreement, Supplier may acquire confidential information from HDI respecting the business of HDI and the manufacture and distribution of the Products. Supplier shall not disclose and shall not allow access to any such confidential information to or by any third person, firm, or corporation, excepting those of its employees, sub-distributors, agents or representatives for whom such information is necessary for the performance of their duties to distribute and then only to the extent such disclosure is necessary and to the extent that the employees have agreed to be bound by the same confidentiality agreement herein. At all times during the term hereof and thereafter, Supplier shall observe strict confidentiality relating to any disclosed confidential information of HDI and shall require any persons who are or become its employees, sub-distributors or agents to observe strict confidentiality with respect thereto.
5.2 The following information is not considered Confidential Information:
a)	information which, at the time of disclosure, can be proven is in the public domain;

b)	information which, after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement;

c)	information which the Supplier can establish by competent proof was in its possession at the time of disclosure by HDI, and was not acquired, directly or indirectly, from HDI; or

d)	information which the Supplier received from third parties who had legal possession of such Confidential Information; however, provided that such information was not obtained by said party, indirectly or directly, from HDI.

5.3 The parties hereto have previously entered into a separate Confidentiality Agreement which is attached hereto as Exhibit B. The terms of this Confidentiality Agreement shall continue to govern the relationship of the Parties to this Agreement for all Confidential Information as that term is used in the Confidentiality Agreement until the termination of this Agreement.
Section VI : Modifications
6.1 The Parties understand and agree that this Agreement cannot be modified or altered except by another written agreement executed by each of the Parties hereto. In the case of HDI, written authorization for any and all modifications to this Agreement must come from a current corporate officer of HDI, regardless of what HDI officer may initially have executed this Agreement.
6.2 The ability to control modifications is a material consideration for HDI entering into this Agreement. ANY MODIFICATIONS WHICH DO NOT STRICTLY ADHERE TO THE REQUIREMENTS OF THIS SECTION SHALL NOT BE ENFORCEABLE AGAINST HDI. Any invoices, proposals, or similar documents received by HDI in relation to this Agreement, even though they may be received and even paid, are hereby deemed by the Parties to be solely for administrative purposes and are not sufficient to modify any portion of this Agreement whatsoever. To the extent that any such invoices, proposals, or similar documents contain additional terms or conditions, they will not be binding in any respect upon HDI. To the extent they may be received or paid without objection by HDI, they are being received or paid solely as an accommodation to SUPPLIER.
Section VII : Waiver
No waiver of any provision of this Agreement shall be effective against HDI unless (1) it is in a separate writing (not merely a part of an invoice, proposal, or similar document), (2) it is signed by all Parties, and (3) it specifically references a waiver of this Agreement by name.
Section VIII : Time is of the Essence
Time is of the essence in this Agreement and is an important consideration for Home Diagnostics, Inc. in entering into this Agreement.
Section IX : Assignments and Delegations
Neither the SUPPLIER nor HDI shall assign or transfer, or purport to assign or transfer, any of their rights or obligations arising under this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

All rights and obligations provided under XIV of this Agreement regarding warranties and indemnification shall survive all assignments or transfers permitted under this section.
For purposes of this section, a change of 51% or more of ownership is deemed an assignment.
Section XI : Successors and Assigns
This Agreement binds and benefits the Parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns, except for those purported assignments prohibited or excluded under Section .
Section XII : Force Majeure
Either party may, without liability, delay performance on account of a force majeure or other circumstances beyond its control including, but not limited to, acts of God, war, riot, fire, earthquake, explosion, flood, strike, lockout, court injunction, or the unavailability of services, personnel, products, or materials. In such event, however, the party seeking the delay must notify the other party in writing within two days of the alleged event with sufficient particularity to describe the condition and the efforts made to overcome it.
Section XIII : Notice
Any notice required or permitted to be given under this Agreement must be made in writing and shall be deemed to have been sufficiently delivered five business days after its deposit as United States Certified Mail, Return Receipt Requested, and addressed as follows: To
A.
HOME DIAGNOSTICS, INC.
2400 Northwest 55th Court
Fort Lauderdale, FL 33309
Attn: George Godfrey, VP Supply Chain
with a copy to:
HOME DIAGNOSTICS, INC.
2400 Northwest 55th Court
Fort Lauderdale, FL 33309
Attn: Todd Mayover, Esquire
B.
CONDUCTIVE TECHNOLOGIES
935 Borom Road
York, PA 17404
Attn: Jerry Anderson, President

or such other addresses as the parties may from time to time give notice of to the other party. The parties may additionally comply with this section by hand-delivery or by overnight delivery in which case it shall be deemed to have been delivered on the actual day of delivery.
Section XIV : Indemnification
In consideration of the terms and conditions stated herein, each party (the “Indemnitor”) hereby agrees that the Indemnitor will at all times, including after the termination of this Agreement, indemnify and hold harmless the other party from all losses, damages, liabilities, and expenses, which may arise or be claimed against the other party and be in favor of any persons, firms or corporations, for any injuries or damages to the person or property of any person, firms or corporations, consequent upon or arising from the performance or lack of performance under this Agreement, by the Indemnitor, or consequent upon or arising from any acts, omissions, neglect or fault of the Indemnitor, its agents, servants, employees, licensees, visitors, customers, patrons, or invitees, or consequent upon or arising from the Indemnitor ´s failure to comply with any applicable law, regulation or other provision.
Home Diagnostics, Inc. will indemnify and hold CT harmless against any claims for infringement relating directly or indirectly, in whole or in part, to any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, arising out of the Product(s) designed and manufactured by HDI.
This indemnification applies to, and without limitation, all costs, expenses, and reasonable attorneys’ fees incurred or paid by the other party in connection with claim, arbitration, or litigation involving the other party.
Section XV : Further Assurances
Each Party hereto agrees to do all acts and things, and to make, execute, and deliver such written instruments as shall from time to time be reasonably required, to carry out the terms and provisions of this Agreement.
Section XVII : Legal Counsel; Rules of Construction
Each Party has had (or has been advised to seek) independent legal counsel of its own selection in the negotiation of this Agreement. Each Party fully understands the facts and has been informed about its legal rights and obligations. Each Party is signing this Agreement freely and voluntarily intending to be bound by it. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafter shall not apply to this Agreement.

Section XVII : Arbitration
All claims, controversies, differences or disputes between or among any of the parties hereto arising from or relating to this Agreement shall be determined solely and exclusively by arbitration in accordance with the rules of commercial arbitration then in effect of the American Arbitration Association, or any successors hereto (“AAA”), in Broward County, Florida, unless the parties otherwise agree in writing. Each of the parties consents to venue for such arbitrations in Broward County, Florida and to service of process by certified or registered mail. Upon commencement of any arbitration pursuant hereto, the parties shall jointly select an arbitrator. In the event the parties fail to agree upon an arbitrator within twenty (20) days, then each party shall select an arbitrator and such arbitrators shall then select a third arbitrator to serve as sole arbitrator; provided that if either party, in such event, fails to select an arbitrator within seven (7) days, such arbitrator shall be selected by the AAA upon application of either party. Judgment upon the award of the agreed upon arbitrator or the so chosen third arbitrator, as the case may be, shall be binding and shall be entered into by a court of competent jurisdiction. The parties agree to abide by any decision rendered in any such arbitration as final and binding and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.
Section XVIII : Choice of Law
The laws of the State of Florida (without giving effect to its conflicts of law principles) govern all matters arising out of, or related to, this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance, and enforcement. Venue shall properly and exclusively lie in Broward County, Florida, for any and all actions arising out of or relating to this Agreement.
Section XIX : Attorneys’ Fees
If any legal action, arbitration, proceeding, hearing, or motion is brought by any party to this Agreement to enforce the terms and conditions of or relating to this Agreement, whichever party shall prevail, shall be entitled to an award of reasonable attorneys’ fees, paralegal fees, costs, and expenses.
Section XX : Entire Agreement.
The Parties understand and agree that this Agreement contains the entire agreement between the Parties on this subject. The only consideration for signing this Agreement is the terms and provisions of the Agreement as stated herein. No other promise, representation, or agreement of any kind has been made to or with any person or entity whatsoever to cause the signing of this Agreement. Any previous or contemporaneous oral agreements or representations which had been made between the Parties are hereby agreed to be null and void.

IN WITNESS WHEREOF, the Parties hereto, have executed this Agreement the day and year first above written.
HOME DIAGNOSTICS, INC.

BY:

J. Richard Damron
/s/ J. Richard Damron

(Signature)

CONDUCTIVE TECHNOLOGIES

BY: G.R. Anderson

(Printed Name)
/s/ G.R. Anderson

(Signature)
EXHIBIT A
Specifications for this contract are based on HDI drawing ECI (CT Electrode Sheet 50 x 6) (HDI Part # 44240) Revision Level 06 (Dated 5/12/05). From time to time, HDI may update Part #44240. Any updates will be provided to CT and referenced in HDI purchase orders following the updates.
EXHIBIT B – Attached.

Exhibit B
MULTILATERAL NONDISCLOSURE AGREEMENT
     THIS AGREEMENT is made as of February 8, 2006 (EFFECTIVE DATE) by and between CONDUCTIVE TECHNOLOGIES with its principal place of business at 935 Boron Road, York, Pennsylvania 17404 and HOME DIAGNOSTICS, INC, a Delaware Corporation, with its offices at 2400 NW 55th Court, Fort Lauderdale, Florida 33309 (hereinafter a “PARTY” or the “PARTIES”).
     WHEREAS, the PARTIES are interested in exchanging information that both PARTIES consider confidential and in which they have proprietary interests; and
     WHEREAS, the PARTIES desire to establish terms and conditions that shall govern the exchange of such information between the PARTIES hereto;
     NOW THEREFORE, in consideration of the covenants and agreements set forth herein, the PARTIES do hereby agree as follows:
1. Confidential Information
1.1 As used in this AGREEMENT, “CONFIDENTIAL INFORMATION” shall include, without limitation, all business, economic, financial, investment, marketing, pricing or sales information, including any forecasts, outlooks, plans, projections, prospects, recommendations, reports, studies or strategies relating thereto, released or unreleased products, designs, processes, specifications, methods or systems, customer information, research or development information, algorithms, programming codes, formulas, hardware, software, scientific data, technical or test data, clinical or research data and strategies, third party confidential information, trade secrets or any other know-how that is disclosed to the undersigned either orally, through observation during visits to facilities of the other party, or in diagram, electronic, written or other recorded form.
1.2 CONFIDENTIAL INFORMATION that is disclosed in diagram, electronic, written or other recorded form shall be marked visibly as “CONFIDENTIAL” or “PROPRIETARY” or with any other appropriate legend indicating the confidential nature of the information.
1.3 Oral disclosures of CONFIDENTIAL INFORMATION or visual observation of CONFIDENTIAL INFORMATION during visits to a party’s facilities shall be identified by the disclosing party as CONFIDENTIAL, and the PARTIES hereby agree to use reasonable efforts to provide written summaries of the proprietary or confidential content of all oral disclosures or visual observations made during such visits. Failure to provide such summaries shall not affect the nature of the CONFIDENTIAL INFORMATION disclosed or detract from the protection afforded under this AGREEMENT if such information was identified as confidential or proprietary when orally disclosed.
1.4 As used in this AGREEMENT, CONFIDENTIAL INFORMATION shall also include the existence and terms of this AGREEMENT, the circumstances of the PARTIES leading to this AGREEMENT and the terms of any business relationship that may result from entering into this AGREEMENT.

1.5 Notwithstanding all of the above, CONFIDENTIAL INFORMATION excludes such information that: (a) is at the time of disclosure, or thereafter, becomes a part of the public domain by publication or otherwise without a beach of this AGREEMENT by the receiving party; (b) is known by the receiving party at the time of disclosure or is developed independently by the receiving party and is evidenced by documentation that was in the receiving party’s possession before disclosure; or (c) is disclosed by a third party with a lawful right to make such disclosure.
2. Use of Confidential Information
2.1 Each PARTY agrees to protect all disclosed CONFIDENTIAL INFORMATION by using the same degree of care, but no less than a reasonable degree of care, as it would to protect its own CONFIDENTIAL INFORMATION of a similar nature.
2.2 Each PARTY agrees to limit its use of any CONFIDENTIAL INFORMATION received from the disclosing party for the purpose of evaluating the possibility of forming a joint business relationship or other commercial arrangement between the PARTIES, and for no other purpose unless the PARTIES shall otherwise agree in writing.
2.3 Each PARTY agrees not to disclose, disseminate, duplicate, reveal, transfer, license or otherwise dispose of, directly or indirectly, any portion of the CONFIDENTIAL INFORMATION disclosed to it to any other business, individual, government agency, or firm without first obtaining written permission from the disclosing party.
2.4 Each PARTY agrees to maintain in confidence and not to disclose any CONFIDENTIAL INFORMATION received from the disclosing party other than to those officers, employees or representatives of the receiving party who have a need to know for the purposes provided herein.
2.5 Each PARTY further agrees not to make, use, sell or offer for sale any product or service based upon the CONFIDENTIAL INFORMATION provided to it from the disclosing party without first executing a written license agreement.
2.6 In addition, each PARTY agrees not to reverse engineer or disassemble any technology that is disclosed to it by the disclosing party.
3. Ownership of Confidential Information
3.1 All CONFIDENTIAL INFORMATION is and remains the property of the disclosing party. Each PARTY agrees to return to the disclosing party immediately upon termination of this AGREEMENT or upon written request, all CONFIDENTIAL INFORMATION disclosed to it including all copies made thereof.
3.2 Nothing in this AGREEMENT shall be construed to establish or require the establishment of a contract or agreement for any transfer, license, purchase or other commercial arrangement relating to the CONFIDENTIAL INFORMATION between the PARTIES hereto.
3.3 Neither the execution of this AGREEMENT nor the furnishings of any CONFIDENTIAL INFORMATION hereunder shall be construed as granting either expressly or by implication, estoppel, or otherwise, any license or other right or title to any invention, patent, trademark, or trade name or other technology now or hereafter owned by the disclosing party.

4. Disclosure Required by Law
In the event a receiving party is requested or required either by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or other process to disclose any CONFIDENTIAL INFORMATION provided under this AGREEMENT, the receiving party shall, unless prohibited by law, promptly notify the disclosing party of such request or requirement in writing so that the disclosing party may seek an appropriate protective order, and/or waive compliance with the terms of this AGREEMENT by the receiving party for this purpose.
5. Entire Agreement
5.1 This AGREEMENT constitutes the entire agreement between the PARTIES and supercedes all prior agreements, written or oral, between the PARTIES relating to the subject matter of this AGREEMENT.
5.2 This AGREEMENT shall not be amended, changed or modified in whole or in part, except by a subsequent agreement in writing executed by the PARTIES.
6. Representations or Warranties
6.1 The PARTIES make no representations or warranties with respect to CONFIDENTIAL INFORMATION disclosed under this AGREEMENT.
6.2 The PARTIES represent that there are no agreements or contracts with third parties that would conflict with this AGREEMENT, or that would otherwise hinder the progression of discussions under this AGREEMENT.
7. Waiver
Neither party shall be deemed to have waived any term or provision of this AGREEMENT unless such waiver is reduced to writing. The waiver of a term or provision of this AGREEMENT by a party on one occasion shall not constitute a continuing waiver thereof or a waiver as to other terms or provisions hereof.
8. Severability
The provisions of this AGREEMENT shall be severable, and if any of them is held to be invalid or unenforceable for any reason, such provision shall be modified to the extent necessary to cure such invalidity. The invalidity or unenforceability of one provision shall not affect any other provision of this AGREEMENT.
9. Term and Termination of Agreement
This AGREEMENT shall commence as of the EFFECTIVE DATE specified above and will continue until terminated in writing by the PARTIES.

10. Governing Law
This AGREEMENT and any disputes arising hereunder or in connection therewith shall be governed by and interpreted in accordance with the laws of the state of Florida.
11. Counterparts
This AGREEMENT may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same AGREEMENT. Counterparts of this AGREEMENT may be exchanged via electronic facsimile machines, and an electronic facsimile of a party’s signature shall be deemed an original signature for all purposes.
12. Authority
By signing below, the signatory for each party represents and warrants that he or she has all the requisite legal and corporate authority to bind the party on whose behalf he or she is signing.
     IN WITNESS WHEREOF, the PARTIES hereto have executed this AGREEMENT as of the EFFECTVE DATE specified above.

NAME		HOME DIAGNOSTICS, INC.

By:	Jerry Anderson	By:	George Godfrey

(Print Name)

	President & CEO		VP, Materials Management,

(Title)

	/s/ Jerry Anderson		/s/ George Godfrey

(Signature)		(Signature)

	2-7-2006		2-8-2006

(Date)		(Date)